UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 4, 2009

NEAH POWER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-49962	88-0418806
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22118 20th Ave. SE, Suite 142 Bothell, Washington	98021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 424-3324

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 4, 2009 the Registrant (“Neah Power”) received a second payment from Agile Opportunity Fund, LLC (“Agile”) under a Securities Purchase Agreement dated February 12, 2009 and reported in our Form 10-KSB for the year ended September 30, 2008.  Under an Original Issue Discount Term Convertible Note (“Note”) issued by Neah Power in the aggregate face amount of $262,500 Neah Power received an aggregate purchase price of $225,000 with a maturity date of August 12, 2009 and prepaid interest at the rate of 18% per annum in the amount of $23,625.  Net proceeds from this issuance, including prepaid interest, were $177,400. The aggregate face amount and the purchase price of this Note were the same as under a prior Note issued by Neah Power to Agile on February 12, 2009.  The Notes are convertible at a conversion price of $0.10 per share, subject to standard adjustments. The Notes are subject to mandatory redemption in the event Neah Power enters into a going private transaction or Neah Power is sold. The Notes are secured by all assets of Neah Power and upon conversion have certain piggyback registration rights.  Neah Power continues to have discussions with Capitoline Advisors Inc. which had the discretion under the Securities Purchase Agreement to make a loan in the same amount as Agile.

On March 6, 2009 Neah Power received a written confirmation from its landlord that it cured its default under its lease for its premises at 22118 20th Ave. SE, Suite 142, Bothell, Washington.  Neah Power had reported on a Current Form on 8-K filed March 2, 2009 that it had received a notice of eviction for nonpayment of its rent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 11, 2009	Neah Power Systems, Inc.

	By:	/s/ Gerard C. D’Couto
Gerard C. D’Couto
President